Exhibit 99.1

Chicago Atlantic Real Estate Finance Amends its Revolving Credit Facility to Extend Maturity to December 2024

CHICAGO—(February 28, 2023) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced that Chicago Atlantic Lincoln, LLC (“Chicago Atlantic Lincoln”), its wholly-owned financing subsidiary, entered into the First Amendment to the Third Amended and Restated Loan and Security Agreement by and among Chicago Atlantic Lincoln and six FDIC-insured financial institutions to extend the maturity of its $92.5 million secured revolving credit facility (the “Revolving Loan”).

The Company extended the maturity date from December 16, 2023 to December 16, 2024 and retained the one-year extension option, subject to customary conditions. The Revolving Loan bears interest at the Prime Rate plus an Applicable Margin, based upon Chicago Atlantic Lincoln’s leverage ratio. The Applicable Margin ranges from 0% to 1.25% over the Prime Rate, subject to a 3.25% Prime Rate floor. Based on Chicago Atlantic’s current leverage, the pricing is equal to the Prime Rate.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “We are pleased to work with our lending group to complete an extension of our maturity to December 2024 and look forward to continuing our efforts to expand both the size of this facility and the lending group.”

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 40 employees and has deployed over $1.8 billion across more than 50 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

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